Exhibit (14)(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-138906 on Form N-6 of (a) our report dated February 24, 2006, relating to the statements of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life & Annuity Company as of December 31, 2005, the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, appearing in the Statement of Additional Information of Pacific Select Exec IV — NY, which is part of such Registration Statement; (b) our report dated February 24, 2006 relating to the financial statements of Pacific Life & Annuity Company as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in the Statement of Additional Information of Pacific Select Exec IV — NY, which is part of such Registration Statement; and to the reference to us under the heading “Experts” in the Statement of Additional Information of Pacific Select Exec IV — NY, which is part of such Registration Statement.
/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Costa Mesa, California
February 26, 2007